UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2012

CRANE CO.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-1657	13-1952290
(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 363-7300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – REGISTRANT’S BUSINESS AND OPERATIONS

On May 18, 2012, Crane Co. (the “Company”) entered into a five-year, $300 million Second Amended and Restated Credit Agreement by and among the Company and certain of its subsidiaries; the Banks party thereto; JPMorgan Chase Bank, N.A. as administrative agent; UBS Securities LLC and Wells Fargo Bank, N.A. as syndication agents; and The Bank of New York Mellon and RBS Citizens, N.A. as documentation agents. The Second Amended and Restated Credit Agreement, which is due to expire May 18, 2017, amends and restates a $300 million Credit Agreement dated September 26, 2007 and subsequently amended on December 16, 2008 by and among the Company; the Banks party thereto; JPMorgan Chase Bank, N.A. as administrative agent; Bank of America, N.A. as syndication agent; and The Bank of New York and Citibank N.A. as documentation agents, which had been due to expire on September 26, 2012.

The Second Amended and Restated Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of all or substantially all assets, transactions with affiliates and hedging arrangements. The Second Amended and Restated Credit Agreement also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, the fact that any representation or warranty made by the Company is false in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, certain ERISA events, material judgments and a change in control of the Company.

The foregoing is only a summary of the terms and conditions of the Second Amended and Restated Credit Agreement, and is qualified in its entirety by reference to the full text of the Second Amended and Restated Credit Agreement attached to this Current Report as Exhibit 10.1.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

(a)	None

(b)	None

(c)	None

(d)	Exhibits

10.1	Second Amended and Restated Credit Agreement, dated as of May 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRANE CO.

Dated: May 21, 2012

	By:	/s/ Andrew L. Krawitt
Andrew L. Krawitt
Principal Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of May 18, 2012

5